AMENDMENT NO. 1
TO
PARTICIPATION AGREEMENT

Effective April 1, 2010, The Participation Agreement, (the "Agreement"), dated July 22, 2005 by and among AXA Equitable Life Insurance Company ("Company"), Oppenheimer Variable Account Funds ("Fund") and OppenheimerFunds, Inc., (collectively, the "Parties") is hereby amended as follows:

WHEREAS, the Parties wish to enable the Company to offer shares of the portfolios of Oppenheimer Variable Account Funds in every Company separate account.

The Parties hereby agree to amend the Agreement by:

1. Schedule 1. Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the attached "Schedule 1".

2. Schedule 2. Schedule 2 is hereby deleted in its entirety and replaced with the attached "Schedule 2".

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

OPPENHEIMER VARIABLE ACCOUNT FUNDS

By: Brian W. Wixted

Name: Brian W. Wixted

Title: Treasurer

OPPENHEIMERFUNDS, INC.

By: Christina Nasta

Name: Christina Nasta

Title: VP

AXA EQUITABLE LIFE INSURANCE COMPANY,
on behalf of itself and its separate accounts

By: [signature]

Name: Steven M. Joenk

Title: Senior Vice President

SCHEDULE 1

Separate Accounts	Products
A	All Products funded by the Separate Accounts.
FP	
I	
45	
49	
65	
66	
206	
301	

SCHEDULE 2

The Fund agrees to make available each of its Portfolios, with the exception of Oppenheimer Money Fund/VA. Portfolios include both service class and non service class shares.